Exhibit 99.1

                           FOR IMMEDIATE RELEASE SEPTEMBER 11, 1998

              POCAHONTAS BANKSHARES CORPORATION
                            AND
            FIRST NATIONAL BANKSHARES CORPORATION
       ANNOUNCE TERMINATION OF AFFILIATION DISCUSSIONS

        Bluefield, West Virginia - Pocahontas Bankshares Corporation of Bluefield, West Virginia and First National Bankshares Corporation of Ronceverte, West Virginia today announced that they have terminated their discussions regarding a potential merger of the organizations.
        Pocahontas and First National had announced on July 31, 1998 an agreement in principle for the merger of First National with and into Pocahontas and a corresponding merger of First National's subsidiary bank, First National Bank, into First Century Bank, N.A., a Pocahontas subsidiary
        The negotiation and execution of a definitive and legally binding merger agreement was one of the conditions to the transaction.
        Pocahontas and First National were unable to attain agreement on various long-term objectives of the proposed combined organization and terms of the merger agreement, and, in view of fundamental disagreements over various aspects of the proposal, have deemed it advisable to terminate negotiations and the proposed transaction.
        R. W. Wilkinson, CEO of Pocahontas, expressed regret that the proposed merger will not take place. "Despite good faith efforts by both parties, we were unable to agree on certain long-term business points. The decision to part ways was by mutual agreement. We wish First National continued success in its future business ventures."
        L. Thomas Bulla, CEO of First National, stated that "we are disappointed that these two fine companies could not attain agreement upon the terms of affiliation. We respect Pocahontas as a provider of quality financial services and community involvement, and wish them the best for the future."